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                                                                     EXHIBIT 5.1


                                 April 11, 2001




Securities and Exchange Commission
450 Fifth Street, N.W.
Washington, D.C. 20549

         RE:      REGISTRATION STATEMENT ON FORM S-3

Ladies and Gentlemen:

         We have acted as counsel to White Electronic Designs Corporation, an Indiana corporation (the "Company"), in connection with its Registration Statement on Form S-3 (the "Registration Statement") filed under the Securities Act of 1933, relating to the proposed offer and sale of up to 905,000 shares of common stock (the "Shares") of the Company by Panelview Partners, L.P., Randal Barber, Gaylene Barber, Marshall R. Moran, John Cochran, Grayson N. Barber and Morgan D. Barber.

         In that connection, we have examined such documents, corporate records, and other instruments as we have deemed necessary or appropriate for purposes of this opinion, including the Articles of Incorporation and Bylaws of the Company.

         Based upon the foregoing, we are of the opinion that:

         i. The Company has been duly organized and is validly existing as a corporation under the laws of the State of Indiana.

         ii. The Shares, when issued and sold, will be validly issued, fully paid, and nonassessable.

         We hereby consent to the use of this opinion as an exhibit to the Registration Statement.

                                                     Very truly yours,

                                                     SNELL & WILMER L.L.P.

                                                     /s/ Snell & Wilmer L.L.P.